EXHIBIT 23.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2006, relating to the consolidated financial statements of RAE Systems Inc. and the effectiveness of RAE Systems Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ BDO Seidman, LLP
San Jose, California
October 2, 2006